Calculation of Filing Fee Tables
S-3
EQT Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, no par value	457(a)	25,229,166	$ 58.06	$ 1,464,805,377.96	0.0001531	$ 224,261.70
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,464,805,377.96		$ 224,261.70
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 224,261.70
Offering Note
[1]	1.a Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional shares to be offered or issued as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered. 1.b The proposed maximum offering price per unit and the maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant's common stock on the New York Stock Exchange on June 26, 2025.